Exhibit 8.1

12531 HIGH BLUFF DRIVE SAN DIEGO, CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM

MORRISON FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SACRAMENTO, SAN DIEGO,

DENVER, NORTHERN VIRGINIA,

WASHINGTON, D.C.

TOKYO, LONDON, BERLIN, BRUSSELS,

BEIJING, SHANGHAI, HONG KONG, SINGAPORE

November 15, 2016

Farmland Partners Inc.

4600 S. Syracuse Street, Suite 1450

Denver, CO 80237

Re:                             Farmland Partners Inc.—

Status as a Real Estate Investment Trust

Ladies and Gentlemen:

This opinion is being delivered to you and is included as Exhibit 8.1 to the Registration Statement on Form S-4, as amended (File No. 333-213925), of Farmland Partners, Inc., a Maryland corporation (the “Company”) filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the Joint Proxy Statement/Prospectus of the Company and American Farmland Company, a Maryland corporation (“AFC”), contained therein (the “Registration Statement”).  Pursuant to the Merger Agreement (the “Merger Agreement”) dated as of September 12, 2016, by and among the Company, FPI Heartland LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”), Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), Farmland Partners OP GP LLC, FPI Heartland Operating Partnership, LP, FPI Heartland GP LLC, AFC, and American Farmland Company L.P., a Delaware limited partnership (the “AFC Operating Partnership”), AFC will merge with and into Merger Sub, with Merger Sub surviving (the “Merger”).  The Merger is described in the Registration Statement.  Unless otherwise indicated, any capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Merger Agreement; (ii) the Registration Statement; (iii) a certificate executed by duly appointed officers of the Company and the Operating Partnership (the “Company Officer’s Certificate”) setting forth certain factual representations, dated November 15, 2016; and (iv) a certificate executed by duly appointed officers of AFC and American Farmland Company LP (the “AFC Officer’s Certificate”) setting forth certain factual representations, dated November 15, 2016.  In addition, we have examined such other documents as we have considered relevant to our analysis.  In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.  We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Our opinion is based on: (a) our understanding of the facts as represented to us in each of the Company Officer’s Certificate and the AFC Officer’s Certificate; and (b) the assumption that (i) the Company and its subsidiaries have valid legal existences under the laws of the states in which they were formed and, to the extent relevant to our opinion, have operated in accordance with the laws of such states, (ii) the facts contained in the Registration Statement are true and complete in all material respects, (iii) the Company is operated, and will continue to be operated, in the manner described in the Company Officer’s Certificate, (iv) AFC is operated, and will continue to be operated, in the manner described in the AFC Officer’s Certificate, (v) all representations of fact contained in each of the Company Officer’s Certificate and the AFC Officer’s Certificate are true and complete, (vi) any representation of fact in each of the Company Officer’s Certificate and the AFC Officer’s Certificate that is made “to the knowledge of” or similarly qualified is correct without such qualification, and (vii)  each of the Merger and the Partnership Merger (within the meaning of the Merger Agreement) will be consummated in accordance with the Merger Agreement and the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). While we have made such inquiries and investigations as we have deemed necessary, we have not undertaken an independent inquiry into or verification of all such facts either in the course of our representation of the Company or for the purpose of rendering this opinion.  While we have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, we have no assurance that they are or will ultimately prove to be accurate.

We note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion.  In particular, the qualification and taxation of the Company as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes depends upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code.  To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof.  The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect.  In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

Based upon, and subject to, the foregoing and the next paragraphs below, we are of the opinion that, as of the date hereof, commencing with its taxable year ending December 31, 2014, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its prior, current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2016 and thereafter.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.  We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

This opinion is being delivered to you for use in connection with the Registration Statement and may not be relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to such Registration Statement.  We also consent to the reference to our firm name wherever appearing in the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP